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                                                                      EXHIBIT 23


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
AMCORE Financial, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-10446) on Form S-8 of AMCORE Financial, Inc. of our report dated January 22, 2002, relating to the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of AMCORE Financial, Inc.

                                  /s/ KPMG LLP

Chicago, Illinois
March 18, 2002